Exhibit 99.1

Liberty Property Trust

Statement of Operations

December 31, 2012

(Unaudited and in thousands, except per share amounts)

	Quarter Ended		Year ended
	December 31, 2012	December 31, 2011	December 31, 2012	December 31, 2011
Operating Revenue
Rental	$121,709	$118,171	$478,835	$464,053
Operating expense reimbursement	54,518	50,533	206,717	199,188
Total operating revenue	176,227	168,704	685,552	663,241

Operating Expenses
Rental property	37,704	34,105	133,630	125,761
Real estate taxes	18,407	18,336	79,859	76,982
General and administrative	18,286	16,547	64,730	59,367
Depreciation and amortization	42,923	39,994	165,628	156,242
Total operating expenses	117,320	108,982	443,847	418,352

Operating Income	58,907	59,722	241,705	244,889

Other Income/Expense
Interest and other	1,320	1,472	9,289	8,389
Interest	(29,738)	(29,510)	(119,630)	(120,718)
Total other income/expense	(28,418)	(28,038)	(110,341)	(112,329)

Income before property dispositions, income taxes, noncontrolling interest and equity in earnings of unconsolidated joint ventures	30,489	31,684	131,364	132,560
Gain on property dispositions	1,305	1,664	4,123	5,025
Income taxes	(331)	(51)	(976)	(1,020)
Equity in earnings (loss) of unconsolidated joint ventures	716	1,026	(681)	3,496

Income from continuing operations	32,179	34,323	133,830	140,061

Discontinued operations (including net gains on property dispositions of $8,837 and $5,860 for the quarters ended December 31, 2012 and 2011 and net gains of $11,383 and $60,582 for the years ended December 31, 2012 and 2011)	8,392	6,922	13,921	70,649
Net Income	40,571	41,245	147,751	210,710
Noncontrolling interest - operating partnerships	(2,416)	(6,453)	(10,590)	(27,222)
Noncontrolling interest - consolidated joint ventures	275	—	275	511
Net Income available to common shareholders	$38,430	$34,792	$137,436	$183,999

Net income	$40,571	$41,245	$147,751	$210,710
Other comprehensive income (loss)	389	(217)	3,436	(281)
Comprehensive income	40,960	41,028	151,187	210,429
Less: comprehensive income attributable to noncontrolling interest	(2,153)	(6,446)	(10,422)	(26,705)
Comprehensive income attributable to common shareholders	$38,807	$34,582	$140,765	$183,724

Basic income per common share
Continuing operations	$0.26	$0.24	$1.06	$1.00
Discontinued operations	$0.07	$0.06	$0.12	$0.60
Total basic income per common share	$0.33	$0.30	$1.18	$1.60

Diluted income per common share
Continuing operations	$0.25	$0.24	$1.06	$1.00
Discontinued operations	$0.07	$0.06	$0.11	$0.59
Total diluted income per common share	$0.32	$0.30	$1.17	$1.59

Weighted average shares
Basic	117,556	115,373	116,863	114,755
Diluted	118,378	116,090	117,694	115,503

Amounts attributable to common shareholders
Income from continuing operations	$30,293	$28,090	$123,945	$115,653
Discontinued operations	8,137	6,702	13,491	68,346
Net income	$38,430	$34,792	$137,436	$183,999